SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                         January 21, 2005

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On Jan. 21, 2005, Xcel Energy Inc. received the written order of the Colorado Public Utilities Commission (CPUC) approving a comprehensive settlement agreement regarding its least-cost resource plan.  The agreement was approved without revision from the agreement filed as Exhibit 99.02 to Xcel Energy Form 8-K, dated Dec. 3, 2004 (file number 1-3034).  In addition, a settlement agreement was reached on Dec. 3, 2004 among Xcel Energy’s operating company, Public Service Company of Colorado (PSCo), and concerned environmental and community parties regarding issues of public health and environmental issues.  This agreement was filed as Exhibit 99.03 to Xcel Energy 8-K, dated Dec. 3, 2004 (file number 1-3034) and is a part of the comprehensive settlement agreement approved by the CPUC.

Under the comprehensive settlement agreement, PSCo can move forward with its plan to satisfy a resource need of approximately 3,600 megawatts of new generating capacity by 2013.  The resource need will be met through a combination of competitive bids for both fossil-fueled and renewable energy resources, energy conservation programs, and a new coal-fired generating unit built by the company.  Approximately 1,600 megawatts of existing supply contracts that will expire over the 10-year planning period covered by the least-cost resource plan could be renewed.  One megawatt provides enough electricity for approximately 1,000 customers on an average day.

PSCo will, according to the comprehensive settlement agreement, install state-of-the-art emissions reduction equipment on all generating units at the Comanche Generating Station near Pueblo, Colo., including the new, 750-megawatt unit that will be built at that location.  Although PSCo will more than double the station’s current, 660-megawatt capacity, sulfur dioxide (SO2) and nitrogen oxide (NOX) emissions from the enlarged station would decline.

The new coal-fired unit near Pueblo will be the first such unit built by PSCo in Colorado since the Pawnee Generating Station went into service in 1981.  The total cost of the project, including required transmission, is estimated to be $1.35 billion.  The settlement is estimated to save customers between $500 million and $1.4 billion as compared to other resource options considered.

PSCo will also significantly expand its energy conservation programs, accelerate a study of the feasibility of additional renewable power resources and account for potential carbon reduction regulation in resource planning.

Key components of the comprehensive settlement agreement include:

Least-cost resource plan

•                  Construction of a new, 750-megawatt coal-fired generating unit near Pueblo, Colo.;

•                  Additional supply and demand-side resources, acquired through an all-source competitive solicitation, could include natural gas, renewable, energy efficiency and coal resources to be selected as part of a least-cost mix of resources; and

•                  Net present value savings to customers are predicted to be $500 million to $1.43 billion as compared with other resource option mixes considered.

Comanche Generating Station

•                  The new unit would feature state-of-the-art SO2, NOX, particulate and mercury emissions reduction technology;

•                  The new unit would be built under a confidential construction cost cap; and

•                  Two existing Comanche generating units would receive SO2, NOX and mercury reduction technologies.

Energy conservation

•                  PSCo will spend up to $196 million to attempt to reduce peak demand by 320 megawatts and conserve 800,000 megawatt-hours of energy through demand-side management (DSM) programs by 2014; and

•                  PSCo will conduct a study to determine the potential for additional DSM resources in Colorado.

Carbon emissions management

•                  PSCo will promote legislation to pursue innovative technologies to reduce greenhouse gas emissions; and

•                  Resources in the least-cost resource plan will be evaluated assuming a $9-per-ton CO2 cost for potential environmental regulation.

Renewable energy

•                  PSCo will continue with plans to acquire up to 500 megawatts of wind power capacity, through its renewable energy solicitation;

•                  Renewable energy providers may submit bids in the all-source solicitation of the least-cost resource plan; and

•                  PSCo will accelerate completion of a system impact study to determine the feasibility of a 15-percent penetration of wind power on its Colorado system.

Regulatory Plan

•                  The comprehensive settlement agreement recognizes PSCo’s need to increase the percentage of common equity in PSCo’s financial capital structure to 56 percent to address the financial impact of existing power purchase contracts on the company’s balance sheet; and

•                  PSCo may be permitted to include construction work in progress in rate base, without allowance for funds used during construction, beginning with the planned 2006 rate case filing, depending upon PSCo’s capital structure and its senior unsecured debt rating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/S/TERESA S. MADDEN
Teresa S. Madden
Vice President and Controller

January 28, 2005